CONTACT:
Brendon Frey
Brendon.frey@icrinc.com

HAMILTON BEACH BRANDS HOLDING COMPANY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS
Fourth Quarter Revenue Relatively Flat at $212.9 Million
Fourth Quarter Gross Margin Expands 220 Basis Points
Fourth Quarter Operating Profit Grows 8.0% to $25.4 Million

Glen Allen, Virginia - Hamilton Beach Brands Holding Company (NYSE: HBB) (The Company) today announced results for the fourth quarter and full year 2025.

Fourth Quarter 2025 Overview
•Revenue was relatively flat at $212.9 million compared to $213.5 million
•Gross margin increased 220 basis points to 28.3% compared to 26.1%
•Operating profit increased 8.0% to $25.4 million compared to $23.6 million
•Diluted earnings per share was $1.38 compared to $1.75

Full Year 2025 Overview
•Revenue decreased 7.3% to $606.9 million compared to $654.7 million
•Gross margin decreased 30 basis points to 25.7% compared to 26.0%
•Operating profit decreased 15.3% to $36.6 million compared to $43.2 million
•Diluted earnings per share was $1.95 compared to $2.20
•Cash flow from operating activities was $13.8 million compared to $65.4 million
•Total debt at year-end 2025 was $50.0 million and year-end net debt position was $2.7 million

“We are pleased with our fourth quarter results, which meaningfully exceeded our expectations and represent an important step forward in our recovery from the tariff-related disruptions we faced in 2025,” said R. Scott Tidey, President and Chief Executive Officer. “Our performance showed significant sequential improvement from the double-digit sales declines we experienced in the second and third quarters and demonstrates both the resilience of our business and the effectiveness of the strategic actions we implemented throughout the year. These included diversifying our sourcing base, select price adjustments, and ramping up growth of our higher margin commercial and health segments.”

Tidey continued, “We entered 2026 with building momentum and renewed confidence in our ability to deliver sustainable growth and shareholder value. Our diversified business model, strong brand portfolio, and the work we’ve done strengthening our foundation, positions the company to capitalize on the improving market conditions this year and create a platform for long-term growth.”

Results of the Fourth Quarter 2025 Compared to the Fourth Quarter 2024
Total revenue was relatively flat at $212.9 million compared to $213.5 million. Revenue benefitted from growth in the Commercial and Health businesses, offset by lower volumes in the Company's U.S. Consumer business.
Gross profit was $60.2 million, or 28.3% of total revenue, compared to $55.8 million or 26.1% of total revenue. The increase in gross profit margin is due to favorable product and customer mix due to growth in our higher margin Commercial and Health businesses, labor and logistics efficiencies in our U.S. Consumer business, and a product margin benefit from the timing of price increases.
Selling, general and administrative expenses (SG&A) increased to $34.7 million compared to $32.1 million. The increase was primarily driven by higher performance-based compensation expense related to improved results relative to expectations earlier in the year, increased investment in advertising of $1.5 million, and $1.6 million associated with the write off and accelerated depreciation of the company’s legacy enterprise resource planning (ERP) system, partially offset by restructuring actions taken by management during the second quarter.
Operating profit was $25.4 million compared to $23.6 million.
Income tax expense was $6.5 million compared to an income tax benefit of $1.0 million. The prior year period included a $4.3 million foreign tax benefit and a change in U.S. tax accounting method.
Net income was $18.5 million, or $1.38 per diluted share, compared to $24.0 million, or $1.75 per diluted share.

Results of the Full Year 2025 Compared to the Full Year 2024
Total revenue declined $47.8 million, or 7.3%, to $606.9 million compared to $654.7 million. The revenue decline was primarily driven by lower volumes in the Company's U.S. Consumer business in the second and third quarters as retailers paused buying in order to assess inventory levels and price increases flowing from the new tariffs implemented by the United States. Partially offsetting this decline was revenue growth in the Commercial and Health businesses.
Gross profit was $156.2 million, or 25.7% of total revenue, compared to $170.2 million or 26.0% of total revenue. The decrease in gross profit margin is primarily due to the flow through of a one-time incremental tariff cost of $5.3 million, which negatively impacted full year margin by 90 basis points. Most of these costs were from a temporary spike in tariff rates on imports from China to 125%. This was partially offset by favorable customer and product mix due to the growth in our higher margin Commercial and Health businesses.
Selling, general and administrative expenses (SG&A) decreased to $119.3 million compared to $126.7 million. The decrease was primarily driven by lower personnel costs associated with the restructuring actions taken by management in the second quarter and reduced incentive compensation expense.
Operating profit was $36.6 million compared to $43.2 million.
Income before taxes was $35.6 million compared to $33.4 million. The prior year period included a one-time non-cash charge of $7.6 million related to the termination of the Company’s pension plan.
The effective tax rate on income was 25.8% and 7.8% for the years ended December 31, 2025 and 2024, respectively. The effective tax rate was lower for the year ended December 31, 2024 primarily due to a tax benefit for foreign operations and a tax accounting method change in the U.S., neither of which recurred in the current year.
Net income was $26.5 million, or $1.95 per diluted share, compared to $30.8 million, or $2.20 per diluted share.

Cash Flow and Debt
For the year ended December 31, 2025, Net cash provided by operating activities was $13.8 million, compared to cash provided of $65.4 million in the prior year. The decrease in net cash provided is primarily due to an increase in net working capital, including lower accounts payable as we anniversary the inventory builds of late 2024. In addition, income taxes payable was lower in 2025 due to the impact of The One Big Beautiful Bill Act (OBBBA) while lower incentive payables decreased other liabilities.
For the full year 2025, the Company repurchased 506,925 shares of its Class A common stock at prevailing market prices for an aggregate purchase price of $9.0 million and paid $6.4 million in dividends.
On December 31, 2025, net debt was $2.7 million compared to net cash of $0.6 million on December 31, 2024. Net debt is defined as total debt minus cash and cash equivalents and highly liquid short-term investments.

Outlook
Based on a more stable operating environment in the U.S., the Company expects revenue growth to approach mid-single digit range in 2026, inclusive of a partial offset caused by the expiration of the Company’s Bartesian licensing agreement at the end of 2025. Gross margins are projected to be similar to slightly better than 2025’s level while operating profit on a reported basis is expected to decline low teens on a percentage basis, inclusive of an incremental $6 million in planned advertising spend in 2026 to support the Company’s strategic growth initiatives and approximately $6 million in accelerated depreciation associated with the Company’s legacy ERP system. Cash flow from operating activities less cash used for investing activities for 2026 is expected to be in the range of $35 million to $45 million, reflecting an outsized increase due to the normalization of tariff-related impacts on net working capital.

Conference Call
The Company will conduct an earnings conference call and webcast on Wednesday, February 25, 2026, at 4:30 p.m. Eastern time. The call may be accessed by dialing 888-350-3452 (toll free), International 646-960-0369. Conference ID: 1809480. The conference call will also be webcast live on the Company’s Investor Relations website at www.hamiltonbeachbrands.com. An archive of the webcast will be available on the website.

About Hamilton Beach Brands Holding Company

Hamilton Beach Brands Holding Company is a leading designer, marketer, and distributor of a wide range of brand-name consumer appliances, and commercial products for restaurants, fast food chains, bars, and hotels, and is a provider of connected devices and software for healthcare management. The Company’s owned consumer brands include Hamilton Beach®, Proctor Silex®, and Weston®, as well as premium brands Hamilton Beach Professional® and Lotus®. The Company’s owned commercial brands include Hamilton Beach Commercial® and Proctor Silex Commercial®. The Company licenses the brands for CHI® premium garment care products and CloroxTM home appliances. The Company has multiyear agreements to design, sell, market, and distribute Numilk® plant-based milk makers and Sunkist® commercial juicers and sectionizers. Hamilton Beach Health, which owns HealthBeacon, is expanding the Company's presence in the home health and medical markets through connected medical devices. For more information about Hamilton Beach Brands Holding Company, visit www.hamiltonbeachbrands.com.

Forward-Looking Statements
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties include, without limitation: (1) uncertain or unfavorable global economic conditions and impacts from tariffs, inflation, rising interest rates, recessions or economic slowdowns; (2) changes in costs, including transportation costs and tariffs, of sourced products; (3) the Company’s ability to source and ship products to meet anticipated demand; (4) changes in or unavailability of quality or cost effective suppliers; (5) the Company’s ability to successfully manage constraints throughout the global transportation supply chain; (6) delays in delivery of sourced products; (7) changes in the sales prices, product mix or levels of purchases of small electric household and specialty housewares appliances; (8) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers; (9) bankruptcy of or loss of major retail customers or suppliers; (10) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which the Company operates or buys and/or sells products; (11) the impact of tariffs on customer purchasing patterns; (12) customer acceptance of, price increases or delays in the development of new products; (13) product liability, regulatory actions or other litigation, warranty claims or returns of products; (14) increased competition, including consolidation within the industry; (15) changes in customers’ inventory management strategies; (16) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of the Company’s products; (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation; (18) the Company’s ability to identify, acquire or develop, and successfully integrate, new businesses or new product lines; and (19) other risk factors, including those described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2025. Furthermore, the future impact of unfavorable economic conditions, including inflation, changing interest rates, availability of capital markets and consumer spending rates remains uncertain. In uncertain economic environments, we cannot predict whether or when such circumstances may improve or worsen, or what impact, if any, such circumstances could have on our business, results of operations, cash flows and financial position.

*****

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED DECEMBER 31		YEAR ENDED DECEMBER 31
	2025	2024	2025	2024
	(In thousands, except per share data)		(In thousands, except per share data)
Revenue	$212,931	$213,509	$606,852	$654,693
Cost of sales	152,706	157,754	450,699	484,486
Gross profit	60,225	55,755	156,153	170,207
Selling, general and administrative expenses	34,703	32,108	119,263	126,703
Amortization of intangible assets	78	78	311	302
Operating profit	25,444	23,569	36,579	43,202
Interest expense, net	430	283	703	613
Pension termination expense	—	16	—	7,611
Other expense (income), net	(59)	248	235	1,602
Income before income taxes	25,073	23,022	35,641	33,376
Income tax expense (benefit)	6,529	(977)	9,186	2,617
Net income	$18,544	$23,999	$26,455	$30,759

Basic earnings (loss) per share:
Basic earnings (loss) per share	$1.38	$1.76	$1.95	$2.20

Diluted earnings (loss) per share:
Diluted earnings (loss) per share	$1.38	$1.75	$1.95	$2.20

Basic weighted average shares outstanding	13,434	13,673	13,552	13,950
Diluted weighted average shares outstanding	13,454	13,686	13,571	13,963

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31 2025	DECEMBER 31 2024
	(In thousands)
Assets
Current assets
Cash and cash equivalents	$47,313	$45,644
Trade receivables, net	110,535	117,068
Inventory	133,833	124,904
Prepaid expenses and other current assets	13,052	16,103
Total current assets	304,733	303,719
Property, plant and equipment, net	30,253	34,401
Right-of-use lease assets	34,614	36,049
Goodwill	7,099	7,099
Other intangible assets, net	2,093	2,101
Deferred tax assets	3,607	6,693
Deferred costs	2,925	16,156
Other non-current assets	12,300	8,849
Total assets	$397,624	$415,067
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$86,376	$104,161
Accrued compensation	13,956	18,792
Accrued product returns	7,875	7,876
Lease liabilities	5,497	5,193
Other current liabilities	9,529	18,098
Total current liabilities	123,233	154,120
Revolving credit agreements	50,000	50,000
Lease liabilities, non-current	36,416	39,008
Other long-term liabilities	5,130	6,036
Total liabilities	214,779	249,164
Stockholders’ equity
Preferred stock, par value $0.01 per share	—	—
Class A Common stock, par value $0.01 per share; 11,870 and 11,476 shares issued as of December 31, 2025 and 2024, respectively	119	115
Class B Common stock, par value $0.01 per share, convertible into Class A on a one-for-one basis; 3,587 and 3,603 shares issued as of December 31, 2025 and 2024, respectively	36	36
Capital in excess of par value	80,795	76,668
Treasury stock	(35,213)	(26,202)
Retained earnings	143,888	123,863
Accumulated other comprehensive loss	(6,780)	(8,577)
Total stockholders’ equity	182,845	165,903
Total liabilities and stockholders’ equity	$397,624	$415,067

HAMILTON BEACH BRANDS HOLDING COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	YEAR ENDED DECEMBER 31
	2025	2024	2023
	(In thousands)
Operating activities
Net income	$26,455	$30,759	$25,242
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	5,887	4,801	4,362
Deferred income taxes	3,753	(7,269)	(906)
Stock compensation expense	4,131	6,270	5,394
Pension termination expense	—	7,611	—
Other	99	6,354	(358)
Net changes in operating assets and liabilities:
Trade receivables	9,303	13,840	(18,768)
Inventory	(6,666)	(4,103)	30,761
Other assets	9,598	713	10,856
Accounts payable	(18,110)	4,747	37,493
Other liabilities	(20,637)	1,692	(5,440)
Net cash provided by (used for) operating activities	13,813	65,415	88,636
Investing activities
Expenditures for property, plant and equipment	(2,777)	(3,193)	(3,419)
Acquisition of business, net of cash acquired	—	(7,412)	—
Issuance of secured loan	—	(600)	(1,605)
Repayment of secured loan	—	2,205	—
Purchase of U.S. Treasury bill	—	(4,884)	—
Proceeds from maturity of U.S. Treasury bill	5,000	—	—
Other	(291)	—	(150)
Net cash provided by (used for) investing activities	1,932	(13,884)	(5,174)
Financing activities
Net additions (reductions) to revolving credit agreements	—	—	(60,916)
Purchase of treasury stock	(8,987)	(14,106)	(3,074)
Cash dividends paid	(6,430)	(6,294)	(6,082)
Financing fees paid	—	(548)	—
Net cash provided by (used for) financing activities	(15,417)	(20,948)	(70,072)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	461	(438)	1,084
Cash, cash equivalents and restricted cash
Increase (decrease) for the year	789	30,145	14,474
Balance at the beginning of the year	46,524	16,379	1,905
Balance at the end of the year	$47,313	$46,524	$16,379

Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	$47,313	$45,644	$15,370
Restricted cash included in prepaid expenses and other current assets	—	880	72
Restricted cash included in other non-current assets	—	—	937
Total cash, cash equivalents and restricted cash	$47,313	$46,524	$16,379

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures: Net (Cash) Debt

Net (cash) debt is a non-GAAP financial measure that management uses in evaluating financial position. Net (cash) debt is defined as long-term debt less cash and cash equivalents and highly liquid short-term investments. Management believes net (cash) debt is an important measure of the Company’s financial position due to the amount of cash and cash equivalents on hand. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below:

	TWELVE MONTHS ENDED DECEMBER 31
	2025	2024
	(In millions)
Total debt	$50.0	$50.0
Less: cash and cash equivalents	$(47.3)	$(45.6)
Less: highly liquid short-term investments (1)	$—	$(5.0)
Net (cash) debt	$2.7	$(0.6)

(1) Investments with original maturities greater than 3 months but less than one year are included in prepaid expenses and other current assets on the balance sheet. If the original maturity is 3 months or less it is included within cash and cash equivalents.